Exhibit 97.1

MEDPACE HOLDINGS, INC.

Incentive Compensation Recoupment Policy (the “Policy”) Adopted by the Board of Directors effective December 1, 2023.

1. Recoupment. If Medpace Holdings, Inc. (the “Company”) is required to prepare a Restatement, the Company’s board of directors (the “Board”) shall, unless the Board’s Compensation Committee determines it to be Impracticable, take reasonably prompt action to recoup all Recoverable Compensation from any Covered Person. Subject to applicable law and compliance with Internal Revenue Code Section 409A and the rules and regulations promulgated thereunder, the Board may seek to recoup Recoverable Compensation by requiring a Covered Person to repay such amount to the Company; by adding “holdback” or deferral policies to incentive compensation; by adding post-vesting “holding” or “no transfer” policies to equity awards; by set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any Covered Person that may be available under applicable law (whether implemented prior to or after adoption of this Policy). The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

2. Administration of Policy. The Board shall have full authority to administer, amend or terminate this Policy. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board or any subcommittee or delegate thereof.

3. No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be indemnified against the loss of any Recoverable Compensation.

4. Disclosures. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the U.S. Securities and Exchange Commission (the “SEC”) (including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any applicable exchange listing standard.

5. Definitions. In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

“Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

“Covered Person” means any person who receives Recoverable Compensation.

“Executive Officers” means the Company’s officers under the definition of Exchange
Act Rule 16a-1(f) as identified by the Board.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures, return measures (such as return on assets), profitability of one or more segments, sales per square foot, same store sales, revenue per user, and cost per employee. Stock price and total shareholder return (“TSR”) also are Financial Reporting Measures.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable exchange listing standard, the Compensation Committee determines that recovery of the Incentive-Based Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of Incentive-Based Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive-Based Compensation” includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; however it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iv) equity awards that vest solely on the passage of time.

“Received” – Incentive-Based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Reporting Measures, as reflected in the Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received.

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). A Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

ANNEX A

The General Counsel shall provide notice to and seek written acknowledgement of this Policy from each Executive Officer in the form provided below; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

ATTESTATION AND ACKNOWLEDGEMENT OF INCENTIVE COMPENSATION RECOUPMENT POLICY

By my signature below, I acknowledge and agree that:

• I have received and read the attached Incentive Compensation Recoupment Policy (this “Policy”).

•I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Recoverable Compensation to the Company as determined in accordance with this Policy.

_______________________________

Name: ____________________

Title: ____________________

Date: ____________________